Pilgrim’s Pride Forms Special Committee GREELEY, Colo., Sept. 20, 2021 (GLOBAL NEWSWIRE) - The board of directors of Pilgrim's Pride Corporation (NASDAQ: PPC) has formed a special committee of independent directors to review and evaluate the previously announced unsolicited proposal received on August 12, 2021 from JBS S.A. to acquire all of the outstanding shares of common stock of PPC that JBS does not currently own. The special committee has retained Skadden, Arps, Slate, Meagher & Flom LLP as legal counsel, and Goldman Sachs & Co. LLC, as financial advisor to assist the special committee in its review and evaluation of the JBS proposal. The board resolutions establishing the special committee expressly provide that the PPC board of directors will not approve the transaction proposed by JBS without the prior favorable recommendation of the special committee, and that any such transaction will be conditioned on the affirmative vote of a majority of PPC shares that are not held by JBS or its affiliates. There can be no assurance that a definitive agreement relating to the JBS proposal will be entered into by PPC, or that any transaction will be consummated. About Pilgrim’s Pride Pilgrim’s employs approximately 56,000 people and operates protein processing plants and prepared-foods facilities in 14 states, Puerto Rico, Mexico, the U.K. and continental Europe. The Company’s primary distribution is through retailers and foodservice distributors. For more information, please visit www.pilgrims.com. Contact: Julie Kegley – Financial Profiles Investor Relations IRPPC@pilgrims.com www.pilgrims.com

2 Source: Pilgrim’s Pride Corporation